Exhibit 99.2

CONSENT OF PERELLA WEINBERG PARTNERS LP

We hereby consent to the inclusion in the Registration Statement on Form S-4 of Orthofix Medical, Inc. (“Orthofix”) and in the Joint Proxy Statement/Prospectus of SeaSpine Holdings Corporation and Orthofix, which is part of the Registration Statement, filed on November 8, 2022 (the “Registration Statement”), of our opinion letter dated October 10, 2022, addressed to the Board of Directors of Orthofix, appearing as Annex B to such Joint Proxy Statement/Prospectus, and to the reference to such opinion letter contained therein under the headings “Summary—Opinion of Orthofix’s Financial Advisor” and “—Opinion of Orthofix’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

PERELLA WEINBERG PARTNERS LP

/s/ Perella Weinberg Partners LP

New York, New York

November 8, 2022